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                                                                    EXHIBIT  5.1

                  OPINION OF STRADLING, YOCCA, CARLSON & RAUTH

                                December 3, 1996



Techniclone International Corporation
14282 Franklin Avenue
Tustin, California 92780

         RE:     REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

         We have acted as counsel to Techniclone International Corporation, a California corporation (the "Company"), with respect to the proposed offering of up to 4,000,000 shares of the Company's common stock, no par value (the "Shares"), to be issued under the Company's 1996 Stock Incentive Plan (the "Plan"). The Shares will be offered and sold by the Company pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement").

         As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable under the circumstances for the purposes of rendering this opinion and, in the course thereof, we have obtained from public officials and from officers and other representatives of the Company such assurances as to factual matters as we considered necessary.

         On the basis of the foregoing examinations and inquiries and in reliance thereon, we are of the opinion that the Shares to be issued under the Plan have been duly authorized and, upon the issuance and delivery thereof, and payment therefor, in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

         We consent to your filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ STRADLING, YOCCA, CARLSON & RAUTH
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                                            STRADLING, YOCCA, CARLSON & RAUTH




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